Exhibit 4.67

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (the “Agreement”) is entered into by and among the following Parties on July 26, 2019 in Shenzhen, People’s Republic of China (the “PRC”):

Party A:	Simo Music (Beijing) Co., Ltd. (the “Pledgee”)
Registered Address:	1st Floor, Building 195, No.1 District, Xijiao Beiwa Road, Haidian District, Beijing;
Legal Representative:	Wang Lei
Party B:	Gu Dejun, Identification No.: [ ];

Yang Qihu, Identification No.: [                   ]

(Hereinafter referred to as a “Pledgor” respectively and as the “Pledgors” collectively)

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.
Registered Address:	Room 201, Building A, No.1 Qianwan First Road, Qianhai Shenzhen-Hongkong Cooperation Zone, Shenzhen (premise of Shenzhen Qianhai Commerce Secretariat Co., Ltd.)
Legal Representative:	Wang Lei

In this Agreement, each of the Pledgee, the Pledgors and Party C shall be referred to as a “Party” respectively or as the “Parties” collectively.

Whereas:

1.

The Pledgors are Chinese nature persons. As of the date of this Agreement, the Pledgors collectively hold 100% equity interests of Party C. Gu Dejun holds 50% equity interests of Party C, representing RMB 2,500,000 in the registered capital thereof and Yang Qihu holds 50% equity interests of Party C, representing RMB 2,500,000 in the registered capital thereof.

2.

Party C is a limited liability company registered in China. Party C hereby acknowledges the rights and obligations of the Pledgors and the Pledgee under this Agreement and intends to provide any necessary assistance in registering the Pledge.

3.

The Pledgee is a limited liability company registered in China. The Pledgee and Party C have entered into an Exclusive Business Cooperation Agreement on July 26, 2019; the Pledgee, the Pledgors and Party C have entered into an Exclusive Option Agreement and a Voting Trust Agreement on July 26, 2019; the Pledgee and the Pledgors have entered into a Loan Agreement on July 26, 2019 (together with the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Voting Trust Agreement and this Agreement are collectively referred to as the “Controlling Agreement”).

4.

To ensure that the Pledgee receives all the due payments (including but not limited to the consulting service fee) from Party C, guarantee the loan provided by the Pledgee to the Pledgors, and ensure Party C and the Pledgors’ fully performance of its or their other obligations under the Controlling Agreement, the Pledgors pledge to the Pledgee the 100% equity interests of Party C held by them.

To perform the terms of the Controlling Agreement, the Parties have mutually agreed to execute this Agreement upon the following terms.

1.	Definitions

Unless otherwise provided in this Agreement, the terms below shall have the following meanings:

1.1.

Pledge: means the security interest granted by the Pledgors to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be compensated on a preferential basis with any proceeds received from conversion, auction or sale of the Pledged Equity Interest.

1.2.	Pledged Equity Interest: means 100% of the equity interests in Party C in collectively held by the Pledgors now, and all the future equity rights and interests in Party C held by the Pledgors.
1.3.	Term of Pledge: means the term set forth in Section 3 of this Agreement.
1.4.	Event of Default: means any circumstances as set forth in Section 7 of this Agreement.
1.5.	Notice of Default: means the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.
2.	The Pledge
2.1.

As the guaranty of all obligations performed by Party C and the Pledgors under the Controlling Agreement, including but not limited to the consulting service fee under the Exclusive Business Cooperation Agreement, the loan under the Loan Agreement, the payment obligations of relevant fees resulted from the enforcement of the performance of the contractual obligations of Party C and/or the Pledgors, and other obligations of Party C and the Pledgors under the Controlling Agreement, the Pledgee shall have the pledge right and interests of the Pledged Equity Interest and shall have the priority of compensation, whether these payments are due, required to pay in advance or for other reasons.

2.2.

During the Term of Pledge, the Pledgee is entitled to receive any dividends or distributions in respect of the Pledged Equity Interest. With the prior written consent of the Pledgee, the Pledgors may collect such dividends or distributions in respect of the Pledged Equity Interest. Any dividends or distributions received by the Pledgee in respect of the Pledged Equity Interest after deduction of income tax paid by Pledgors shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under the custody of the Pledgee, and be used as security for the contractual obligations; or (2) to the extent permitted by PRC laws, be unconditionally donated to the Pledgee or any person designated by the Pledgee.

2.3.

In the event that Party C is to be dissolved or liquidated as required by any mandatory rules of PRC laws, upon the lawful completion of such dissolution or liquidation procedure, any proceeds distributed by Party C to the Pledgors by laws shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under the custody of the Pledgee, and be used as security for the Contractual Obligations; or (2) to the extent permitted by PRC laws, be unconditionally donated to the Pledgee or any person designated by the Pledgee.

3.	Term of Pledge
3.1.

The Pledge shall become effective on such date when the pledge of the Pledged Equity Interest contemplated herein has been registered with the relevant administration for industry and commerce. The Pledge shall be continuously valid until there is no more payment obligations of all the Pledgors, Party C and its branches to the Pledgee under the Controlling Agreement. The Pledgors and Party C shall, (1) register the Pledge in the shareholders’ register of Party C within 10 business days following the execution of this Agreement, and (2) submit this Agreement or other agreement form required by the relevant administration of industry and commerce for the registration of the Pledge contemplated herein within 15 business days following the execution of this Agreement. The Pledgors and Party C shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant administration of industry and commerce, to ensure that the Pledge shall be registered as soon as possible after filing.

3.2.

During the Term of Pledge, in the event the Pledgors and/or Party C fail to pay the consulting service fee, the loan or other fees under the Controlling Agreement, the Pledgee shall be entitled to, but not be obliged to, exercise the Pledge in accordance with this Agreement.

4.	Custody for Certificates of the Pledge
4.1.

During the Term of Pledge, the Pledgors shall deliver to the Pledgee within one (1) week following the execution of this Agreement the certificate of capital contributions to Party C (if any) and the register of shareholders which records the Pledge (if any) for its custody. The Pledgee will place such documents in custody throughout the entire Term of Pledge specified in this Agreement.

5.	Representations and Warranties of the Pledgors and Party C

The Pledgors and Party C hereby severally and jointly represent and warrant to the Pledgee as of the date hereof as follows:

5.1.	The Pledgee is entitled to dispose of and transfer the Pledged Equity Interest in accordance with this Agreement.
5.2.	Except for the Pledge, the Pledgors have not created any other pledges or other security interest on the Pledged Equity Interest.
5.3.

The Pledgors and Party C have obtained all necessary approvals and consents from government authorities and third parties (if any) in connection with the execution, delivery and performance of this Agreement.

5.4.

The execution, delivery and performance of this Agreement do not (i) result in any violation of any relevant PRC laws; (ii) result in any conflict with the articles of association or other constituent documents of Party C; (iii) result in any breach of any agreement to which it is a party or by which it is bound, or constitute any default under any agreement to which it is a party or by which it is bound; (iv) result in any breach of any permit or license issued or granted to it and/or any condition of the validity thereof; or (v) result in the revocation or suspension of, or imposition of conditions on, any permit or license issued to it.

6.	Undertakings by the Pledgors and Party C
6.1.	During the Term of Pledge, the Pledgors and Party C severally and jointly undertake to the Pledgee that:

6.1.1.

Without the prior written consent of the Pledgee, shall not transfer the Pledged Equity Interest, create or permit to be created any security interest or other encumbrances on the Pledged Equity Interest, except for the performance of the Exclusive Option Agreement signed by the Pledgee, the Pledgors and Party C.

6.1.2.

The Pledgors and Party C shall comply with the provisions of all the laws and regulations relating to the pledge of rights, and shall, within five (5) days upon receipt of any notice, order or recommendation issued or promulgated by the relevant competent authorities regarding the Pledge, present such notice, order or recommendation to the Pledgee, and concurrently comply with such notice, order or recommendation, or object thereto upon the reasonable request or consent of the Pledgee;

6.1.3.

The Pledgors and Party C shall promptly notify the Pledgee of any event or notice received by the Pledgors that may have an impact on the Pledged Equity Interest or any portion thereof, and that may change any undertakings and obligations of the Pledgors hereunder or may have an impact on the fulfillment of any obligations by the Pledgors hereunder.

6.2.

The Pledgors agree that the rights granted to the Pledgee in respect of the Pledge hereunder shall not be interrupted or harmed by any legal procedure initiated by the Pledgors, any successors of the Pledgors or their entrusting party or any other persons.

6.3.

The Pledgors undertake to the Pledgee that in order to protect or perfect the security in this Agreement for the consulting service fee, loan and other fees provided under the Controlling Agreement, the Pledgors shall execute in good faith and cause other parties who have interests in the Pledge to execute all the certificates of rights, agreements, and/or perform and procure other parties who have interests in the Pledge to perform acts as required by the Pledgee, facilitate the exercise of the Pledgee’s rights granted hereunder and enter into all relevant documents regarding ownership of the Pledged Equity Interest with the Pledgee or any person (individuals or legal persons) designated by the Pledgee, as well as provide the Pledgee with all notices, orders and decisions regarding the Pledge as required by the Pledgee within a reasonable period of time.

6.4.

The Pledgors hereby undertake to the Pledgee that the Pledgors will comply with and perform all the undertakings, representations and warranties and terms hereunder. In the event that the Pledgors fail to perform or fail to fully perform such undertakings, representations and warranties and terms hereunder, the Pledgors shall indemnify the Pledgee against all the losses resulting therefrom.

6.5.

Subject to relevant laws and regulations in China, the Pledge under this Agreement is a continuing guarantee, and during the term of this Agreement it will remain completely effective and valid. The Pledge under this Agreement shall not be affected even if the Pledgors change the organization or position, or offset occurs among the Parties, or due to occurrence of any other events.

6.6.

Without the prior written consent of the Pledgee, the Pledgors and Party C shall not by themselves or assist others to increase, decrease, or transfer the registered capital of Party C or its subsidiaries (or the Pledgors’ capital contribution to Party C), set encumbrances over them, change or terminate the existing business of Party C and/or its subsidiaries and branches, and sell or dispose of all or most of the goodwill or assets of Party C and/or its subsidiaries and branches.

6.7.

Unless there is a prior written contrary instruction of the Pledgee, the Pledgors and Party C agree to ensure the transferee of the Pledged Equity Interest should acknowledge the Pledge and perform necessary registration procedures of the Pledge change (including but not limited to sign relevant documents) in order to make sure the existence of the Pledge, given that all or part of the Pledged Equity Interest has been transferred to any third party by violation of this Agreement (including division and inheritance).

7.	Exercise of the Pledge
7.1.

Without the written consent of the Pledgee, the Pledgors shall not give up, transfer or dispose of their equity interest in Party C by other means, until the consulting service fee, loan and other expenses mentioned in the Controlling Agreement have been paid off.

7.2.	The Pledgee may issue a Notice of Default to the Pledgors for the exercise of the Pledge.
7.3.

Subject to the provisions of Section 8.3, the Pledgee may exercise its right to dispose of the Pledge at the same time of or at any time after the issuance of the Notice of Default in accordance with Section 7.2.

7.4.

In any Event of Default, the Pledgee shall, within the scope permitted by law and in accordance with provisions of relevant laws, be entitled to dispose the Pledged Equity Interest as per the legal procedures. With respect to the proceeds of such disposal, the Pledgee is not required to pay to the Pledgors. The Pledgors hereby waives the right they may have to claim for any proceeds from the disposal of the Pledged Equity Interest.

7.5.	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgors and Party C shall provide necessary assistance to the Pledgee for its exercise of the Pledge.
8.	Event of Default
8.1.	Unless waived by the Pledgee, each of the following circumstances shall constitute an Event of Default:
8.1.1.	The Pledgors and Party C fail to pay off the consulting service fee, the loan and other expenses under the Controlling Agreement, or breach any of the obligations under the Controlling Agreement.
8.1.2.

Any representation and warranty of the Pledgors in Section 5 of this Agreement is materially misleading or false, and/or the Pledgors breach any of the representations and warranties provided in Section 5 of this Agreement.

8.1.3.	The Pledgors and Party C fail to register the Pledge in the shareholders’ register of Party C or complete the registration of the Pledge in accordance with Section 3.1 of this Agreement.
8.1.4.	The Pledgors or Party C breach any clauses of this Agreement.
8.1.5.

Except as provided in Section 6.1.1 of this Agreement, the Pledgors give up the Pledged Equity Interest, transfer or intend to transfer the Pledged Equity Interest without the written consent of the Pledgee.

8.1.6.

The Pledgors’ ability to perform the obligations under this Agreement has been materially affected, given that any loan, guarantee, indemnity, commitment or other repayment liability made by the Pledgors: (1) has been required to repay or perform in advance due to the breach; or (2) is due but cannot be repaid or performed.

8.1.7.	All required governmental consent, license, approval or authorization which makes this Agreement executed, lawful, or effective has been revoked, suspended, invalidated or substantially modified.
8.1.8.	The issuance of applicable laws makes this Agreement illegal or makes the Pledgors could not continue to perform its obligations under this Agreement.
8.1.9.	The heirs or administrators of the Pledgors and Party C are only able to perform part of or refuse to perform the payment obligations under the Controlling Agreement.

8.1.10.	Other circumstances in which the Pledgee is unable or may not be able to exercise the Pledge right according to relevant laws.
8.2.	Should there arises any event set forth in Section 8.1 or any circumstance that may result in the foregoing events, the Pledgors and Party C shall immediately notify the Pledgee in writing.
8.3.

Unless an Event of Default set forth in this Section 8.1 has been resolved to the satisfaction of the Pledgee, the Pledgee may issue a Notice of Default to the Pledgors and/or Party C in writing at the same time or at any time thereafter when any Event of Default arises, to require the Pledgors and/or Party C to immediately pay all loan and payments under the Controlling Agreement, and/or require the exercise of the Pledge in accordance with Section 7 hereof.

9.	Default Liabilities
9.1.

In the event that the Pledgors or Party C materially breach any provision under this Agreement, the Pledgee is entitled to terminate this Agreement and/or claim damages from the Pledgors or Party C; this Section 9 shall not preclude any other rights entitled to the Pledgee as provided under this Agreement.

9.2.	The Pledgors or Party C may not terminate or cancel this Agreement in any event unless otherwise provided under the laws.
10.	Assignment
10.1.	The Pledgors and Party C shall not donate, or transfer their rights and obligations under this Agreement without prior written consent of the Pledgee.
10.2.	This Agreement shall be binding upon the Pledgors and its successors and any permitted assignees, and effective upon the Pledgee and each of its successors and assignees.
10.3.

The Pledgee may assign any or all of its rights and obligations under the Transaction Documents and this Agreement to any person (natural person/corporation) designated by it at any time. In this case, the assignee shall enjoy and assume the rights and obligations of the Pledgee under the Transaction Documents and this Agreement as if the assignee were a party hereto. When the Pledgee transfers the rights and obligations under the Controlling Agreement, the Pledgors shall, at the request of the Pledgee, sign relevant agreements and/or documents for the transfer.

10.4.

In the event of a change of Pledgee due to assignment, the Pledgors shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee with the same terms and conditions as this Agreement.

10.5.

The Pledgors shall strictly comply with the provisions of this Agreement and other relevant agreements to which any Party is a party, including the Exclusive Option Agreement and Power of Attorney, and perform the obligations thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.

11.	Termination

This agreement shall terminate after all payments have been paid off, and there is no longer any obligations of the Pledgors and Party C under the Controlling Agreement. The Pledgee shall release the Pledge of the Pledged Equity Interest hereunder and cooperate with the Pledgors in relation to both the de-registration of the Pledge of the Pledged Equity Interest in the shareholders’ register of Party C and the deregistration of the Pledge of the Pledged Equity Interest with the relevant administration of industry and commerce.

12.	Costs and Other Expenses

All costs and actual expenses arising in connection with this Agreement, including without limitation the legal fees, processing fees, stamp duty, any other taxes and expenses, shall be borne by Party C. The Pledgee and the Pledgors shall not bear any costs or taxes arising out of or in connection with this Agreement.

13.	Confidentiality

The Parties acknowledge and confirm that the terms of this Agreement and any oral or written information exchanged among the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not, without prior written consent of the other Party, disclose any confidential information to any third parties, except for information: (a) that is or will be available to the public (other than through the unauthorized disclosure to the public by the Party receiving confidential information); (b) that is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) that is disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to the terms set forth in this Section. Disclosure of any confidential information by the employees or entities engaged by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of contract. Notwithstanding this Agreement has been terminated for any reason, this Section shall remain in force.

14.	Governing Law and Disputes Resolution
14.1.	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the PRC laws.
14.2.

Any disputes arising in connection with the implementation and performance of this Agreement shall be settled through friendly consultations among the Parties, and where such disputes are still unsolved within thirty (30) days upon issuance of the written notice by one Party to the other Parties for consultations, such disputes shall be submitted by either Party to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitration shall take place in Shenzhen, and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon all the Parties.

14.3.

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any disputes, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations hereunder.

15.	Notices
15.1.

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the designated address of such party as listed below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

15.1.1.

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of receipt or refusal at the address specified for notices.

15.1.2.	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
15.2.	For the purpose of notification, the addresses of the Parties are as follows:
Party A:	Simo Music (Beijing) Co., Ltd.
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Party B:
Name：	Gu Dejun
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Name：	Yang Qihu
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.
Address:	Room 2606, Building 2, Huamao Center, No.79 Jianguo Road, Chaoyang District, Beijing
Attn:	Kang Sihan
Email：	[ ]

15.3.	Each Party may at any time change its address for notices by delivering a notice to the other Parties in accordance with this Section.

16.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Exhibits

The exhibits listed in this Agreement are integral parts of this Agreement and have the same legal effect as the text of this Agreement.

18.	Effectiveness

18.1.	Any amendments, supplements and changes to this Agreement shall require the execution of a written agreement by all of the Parties, and shall come into force upon required governmental registrations.

18.2.

If it is required to execute another agreement by using the format of the governmental authorities for this transaction provided in this Agreement in order to request the governmental authorities to conduct certain behaviors, this Agreement shall prevail. And the other agreement shall be used only for the purpose of requesting the governmental authorities to conduct certain behaviors, but shall not be used to set up or certify the rights and obligations with respect to the matters set forth in this Agreement.

18.3.

This Agreement is written in Chinese in five (5) originals, with each of the Pledgee, the Pledgors and Party C holding one original, and the other one original will be submitted for registration. Each original has the same legal effect.

18.4.

This Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior consultations, representations, and contracts reached with respect to the subject matter of this Agreement.

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IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party A:	Simo Music (Beijing) Co., Ltd.

/s/ Seal of Simo Music (Beijing) Co., Ltd.

IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party B:

By:	/s/ Gu Dejun
Name:	Gu Dejun

By:	/s/ Yang Qihu
Name:	Yang Qihu

IN WITNESS HEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.

/s/ Seal of Lianhe Wenyu (Shenzhen) Co., Ltd.

Exhibits:

1.	Register of Shareholders
2.	Exclusive Business Cooperation Agreement
3.	Exclusive Option Agreement
4.	Voting Trust Agreement
5.	Loan Agreement

Lianhe Wenyu (Shenzhen) Co., Ltd.

Register of Shareholders

Name of Shareholder	Contribution Form	Amount	Percentage of Contributions
Gu Dejun	Cash	RMB 2,500,000	50%
Yang Qihu	Cash	RMB 2,500,000	50%
Total	RMB 5,000,000		100%

Lianhe Wenyu (Shenzhen) Co., Ltd.

/s/ Seal of Lianhe Wenyu (Shenzhen) Co., Ltd.

2019